EXHIBIT 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in (i) Registration Statement Nos. 333-216585, 333-209614, 333-176438, and 333-183290 on Form S-8 of American Midstream Partners, LP and (ii) Registration Statement Nos. 333-198888, 333-201434, and 333-201436 on Form S-3 of American Midstream Partners, LP of our report dated March 1, 2017, relating to the financial statements of Tri-States NGL Pipeline, L.L.C., as of and for the year ended December 31, 2016, appearing in the Annual Report on Form 10-K of American Midstream Partners, LP for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Houston, Texas
March 24, 2017